                                                                  Exhibit (h)(1)

                   CUSTODY ADMINISTRATION AND AGENCY AGREEMENT

This AGREEMENT, dated as of the 1st day of December, 1994, made by and between Meridian Fund, Inc., (the "Fund"), a corporation operating as a registered investment company under the Investment Company Act of 1940, as amended, and duly organized and existing under the laws of the state of Maryland and Fund/Plan Services, Inc. ("Fund/Plan"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

WHEREAS, the Fund desires to retain Fund/Plan to perform certain custody administration services; and

WHEREAS, the Fund desires that Fund/Plan act as its agent for the specific purpose of taking receipt of, and making payment for, custody services performed on the Fund's behalf by The Bank of New York pursuant to an agreement between The Bank of New York and the Fund; and

WHEREAS, Fund/Plan is willing to serve in such capacity and perform such functions upon the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

                        APPOINTMENT OF FUND/PLAN AS AGENT

         Section 1. The Fund hereby grants to Fund/Plan, and Fund/Plan hereby accepts such grant, as an agent of the Fund for the limited purpose of: (i) accepting invoices for custody services from The Bank of New York which invoices reflect charges to the Fund for custody services performed by The Bank of New York on the Fund's behalf, and (ii) remitting payment to The Bank of New York for such services performed in amounts as set forth in Schedule "A" attached hereto.

CUSTODY ADMINISTRATION SERVICES

         Section 2. As Custody Administrator, Fund/Plan shall:

a) coordinate and process portfolio trades through client terminal links with The Bank of New York

b) input and verify portfolio trades

c) monitor pending and failed security trades

d) coordinate communications between brokers and banks to resolve any operational problems

e) advise the Fund of any corporate action information, address and follow up on any dividend or interest discrepancies

f) process the Funds' expenses

g) interface with the Accounting Services and the Transfer Agent to research and resolve Custody cash problems

h) provide daily and monthly reports

                                      FEES

         Section 3. The Fund agrees to pay Fund/Plan compensation for its services and to reimburse Fund/Plan for actual expenses incurred, at the rates and amounts as set forth in Schedule "A" attached hereto which the Fund hereby authorizes Fund/Plan to collect by debiting the Fund's custody account for invoices which are rendered for the applicable function. The invoices performed will be sent to the Fund after such debiting with the indication that payment has been made.

         For the purpose of determining fees payable to Fund/Plan, the value of Fund's net assets shall be computed at the times and in the manner specified in Fund's then current Prospectus and Statement of Additional Information.

         During the term of this Agreement, should the Fund seek services or functions in addition to those stated, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both Fund/Plan and the Fund.

                               GENERAL PROVISIONS

         Section 4.

         (a) Fund/Plan, its directors, officers, employees, shareholders and agents shall only be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement that results from willful misfeasance, bad faith, negligence or reckless disregard on the part of Fund/Plan in the performance of its obligations and duties under this Agreement.

         (b) Any person, even though also a director, officer, employee, shareholder or agent of Fund/Plan, who may be or become an officer, trustee or employee of the Fund, shall be deemed, when rendering services to such entity or acting on any business of the Fund, (other than services or business in connection with Fund/Plan's duties hereunder), to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of Fund/Plan even though that person is being paid salary by Fund/Plan.

         (c) Fund/Plan shall give written notice to the Fund within ten (10) business days of receipt by Fund/Plan of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. The failure to notify the Fund of such written assertion or claim shall not, however, operate in any manner whatsoever to relieve the Fund of any liability arising under this Section or otherwise, except to the extent that failure to give notice prejudices the Fund.

         (d) For any legal proceeding giving rise to this indemnification, the Fund shall be entitled to defend or prosecute any claim in the name of Fund/Plan at its own expense and through counsel of its own choosing if it gives written notice to Fund/Plan within ten (10) business days of receiving notice of such claim. Notwithstanding the foregoing, Fund/Plan may participate in the litigation at its own expense through counsel of its own choosing. In the event the Fund chooses to defend or prosecute such claim, the parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

         (e) The Fund shall not settle any claim under (d) and (e) above without Fund/Plan's express written consent, which consent shall not be unreasonably withheld. Fund/Plan shall not settle any such claim under (d) and (e) above without the Fund's express written consent which likewise shall not be unreasonably withheld.

         Section 5.

         (a) The fee schedule set forth in Schedule 'A' attached shall be fixed for (1) year after the effective date of this Agreement. At the end of the first year, the fee schedule will be subject to annual review and adjustment.

         (b) After one year, the Fund or Fund/Plan may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than ninety
(90) days after the date of giving notice. Upon the effective termination date, the Fund shall pay to Fund/Plan such compensation as may be due as of the date of termination and shall likewise reimburse Fund/Plan for any out-of-pocket expenses and disbursements reasonably incurred by Fund/Plan to such date.

         (c) In the event that a successor to any of Fund/Plan's duties or responsibilities under this Agreement is designated by the Fund by appropriate and timely written notice to Fund/Plan, Fund/Plan shall, promptly upon such termination and at-the expense of the Fund, transfer all pertinent records and shall cooperate in the transfer of such duties and responsibilities.

         Section 6. This Agreement may be amended from time to time by a supplemental agreement executed by the Fund and Fund/Plan.

         Section 7. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:

If to the Fund:                         If to Fund/Plan:


Meridian Fund, Inc.                     Fund/Plan Services, Inc.
60 E. Sir Francis Drake Blvd.           2 West Elm Street
Wood Island, Suite 306                  Conshohocken, PA 19428
Larkspur, CA 94939                      Attn: Kenneth J. Kempf, President
Attn: Paul A. Robinson, Vice President

         Section 8. The Fund represents and warrants to Fund/Plan that the execution and delivery of this Agreement by the undersigned officers of the Fund has been duly and validly authorized by resolution of the Board of Directors of the Fund.

         Section 9. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 10. This Agreement shall extend to and shall be binding upon, the Parties and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of Fund/Plan or by Fund/Plan without the written consent of the Fund, authorized or approved by a resolution of their Boards of Directors.

         Section 11. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and the venue of any action arising under this Agreement shall be Philadelphia County, Commonwealth of Pennsylvania.

         Section 12. No provision of this Agreement may be amended or modified, in any manner except in writing, properly authorized and executed by Fund/Plan and the Fund.

         Section 13. If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid provided that the basic Agreement is not thereby substantially impaired.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement, consisting in its entirety of six type written pages, together with Schedule "A," to be signed by their duly authorized officers, as of the day and year first above written.

Meridian Fund, Inc.                             Fund/Plan Services, Inc.


By:     Paul A. Robinson,                       Kenneth  J. Kempf
        Vice President                          President

                                  AMENDMENT TO
                   CUSTODY ADMINISTRATION AND AGENCY AGREEMENT

         This Amendment dated as of February 28, 1999, is entered into by MERIDIAN FUND, INC. (the "Company") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), the successor in interest to FPS SERVICES, INC. ("FPS").

WHEREAS, the Company and FPS entered into a Custody Administration and Agency Agreement dated as of December 1, 1994, which agreement was assigned to Investor Services Group effective February 23, 1998 (as amended and supplemented, the "Agreement");

WHEREAS, the Company and Investor Services Group wish to amend the Agreement to extend the term of the Agreement and revise certain schedules to the Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

         I. The Agreement shall continue in effect for an initial period ending February 28, 2000 (the "Initial Term"). Upon the expiration of the Initial Term, the Agreement shall automatically renew for successive terms of one year ("Renewal Terms") each, unless the Company or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days nor more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then-current Renewal Term.

         II. Any references to out-of-pocket expenses in Schedule "A" to the Agreement shall be deleted and replaced with the attached Supplement to Schedule "A".

         III. Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.


IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first written above.

                                        MERIDIAN FUND, INC.


                                        By:
                                        Paul A. Robinson
                                        Treasurer

                                        FIRST DATA INVESTOR SERVICES
                                        GROUP, INC.


                                        By:
                                        Kenneth J. Kempf
                                        Senior Vice President

                                                                      SCHEDULE A

                                FEE SCHEDULE FOR
                  MERIDIAN FUND, INC. MERIDIAN VALUE FUND, INC.

                  (All fees are quoted a term of one (1) year)

          CUSTODY OF FUND ASSETS (THROUGH THE BANK OF NEW YORK - BONY)

1.      Annual Custody Fee Schedule per portfolio (1/12th payable monthly)

        .00065  on first        $ 10 million of average net assets
        .00035  on the next     $ 20 million of average net assets
        .00025  on the next     $ 20 million of average net assets
        .000175 on the next     $ 50 million of average net assets
        .00015  on the next     $150 million of average net assets
        .000125     over        $250 million of average net assets

        Minimum monthly fee of $300 per month per portfolio

II.     Custody Domestic Securities Transaction Charge: (payable monthly)

        Book Entry DTC, Federal Book Entry........................  $14.00
        Physical Securities/Options/GNMA/RIC's....................  $24.50
        GNMA's IPTC...............................................  $18.00
        Mortgage Backed Securities Principal Pay Down Per Pool....  $11.00
        NOW Account...............................................  $ 2.75
        Euro Dollar CD's and TD's and Euroclear/Cedel.............  $45.00

III.    When Issued, Securities Lending, Options, Index Futures:

        Should any of these investment vehicles require a separate segregated Custody Account, a fee of $250 per account per month will apply.

OUT-OF-POCKET EXPENSES

The Funds will reimburse Fund/Plan Services monthly for all reasonable out-of-pocket expenses, including telephone postage, telecommunications, special reports and record retention. The cost of copying and sending materials to auditors for audits will be an additional expense.

ADDITIONAL SERVICES

To the extend the Funds commences using investment techniques such as Futures, Security Lending, Swaps, Leveraging, Short Sales, Derivatives, non-US dollar denominated securities and Precious Metals, additional fees may apply. Activities of a non-recurring nature such as issuance of multiple classes of shares, unitholder inkinds, trust consolidations, mergers or reorganizations will be subject to negotiation. Any additional/enhanced services or reports will be quoted upon request. Should there be subsequent regulatory changes/ requirements, additional fee revision may be necessary.

                                  Supplement to
                                  Schedule "A"

Out-of-Pocket Expenses

The Company shall reimburse Investor Services Group monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

         -        Postage - direct pass through to the Fund

         - Telephone and telecommunication costs, including all lease, maintenance and line costs

         -        Shipping, Certified and Overnight mail and insurance

         - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines

         -        Duplicating services

         -        Courier services

         -        Overtime, as approved by the Company

         -        Temporary staff, as approved by the Company

         -        Travel and entertainment, as approved by the Company

         - Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors

         -        Third party audit reviews

         -        Insurance

         -        Pricing services (or other services used to determine Fund
                  NAV)

         -        Vendor pricing comparison

         -        EDGAR filing fees

         - Such other expenses as are agreed to by Investor Services Group and the Company

The Company agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with Investor Services Group. In addition, the Company will promptly reimburse Investor Services Group for any other unscheduled expenses incurred by Investor Services Group whenever the Company and Investor Services Group mutually agree that such expenses are not otherwise properly borne by Investor Services Group as part of its duties and obligations under the Agreement.


Miscellaneous Charges

The Company shall be charged for the following products and services as applicable:

         -        Ad hoc reports

         -        Ad hoc SQL time

         -        Manual Pricing

         -        Materials for Rule 15c-3 Presentations

         -        COLD Storage

         -        Digital Recording

         -        Microfiche/microfilm production

         -        Magnetic media tapes and freight

         - Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

Fee Adjustments

After the one year anniversary of the effective date of this Amendment, Investor Services Group may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Client's monthly fees (or the Effective Date of the Amendment absent a prior such adjustment).